EXECUTION VERSION

DATED: 12TH FEBRUARY, 2014

SHAREHOLDERS’ AGREEMENT IN RELATION TO OBAR CAMDEN HOLDINGS LIMITED

Between

OLIVER BENGOUGH

And

KOKO (CAMDEN) LIMITED

And

ROBERT ELLIN

And

OBAR CAMDEN HOLDINGS LIMITED

And

TRINAD CAPITAL MASTER FUND LIMITED

CONTENTS

CLAUSE

1.	Interpretation	2
2.	Business of OBAR Camden Holdings	4
3.	OB Share Exchange	5
4.	Matters requiring consent of the Shareholders	6
5.	Transfer of shares	7
6.	Events of default	8
7.	Completion of share purchase	9
8.	Fair value	10
9.	Issue of further shares	10
10.	The board	11
11.	Termination	12
12.	Accounting	13
13.	Status of this agreement and the parties’ obligations	14
14.	No partnership	14
15.	Confidentiality	14
16.	Notices	14
17.	Power of Attorney	16
18.	Severance	16
19.	Variation and waiver	16
20.	Assignment	16
21.	Transaction expenses	16
22.	Entire agreement	17
23.	Third party rights	17
24.	Counterparts	17
25.	Governing law and jurisdiction	17

THIS DEED is dated 12th February, 2014

PARTIES

(1)         OLIVER BENGOUGH of (“OB”); and

(2)         KOKO (CAMDEN) LIMITED, a private limited company registered in England and Wales under company number 08763877 and whose registered office is at (“KOKO UK Holdco”); and

(3)         ROBERT ELLIN of c/o (“RE”); and

(4)         TRINAD CAPITAL MASTER FUND LIMITED of (“Trinad”);

(5)         OBAR CAMDEN HOLDINGS LIMITED, a private limited company registered in England and Wales under company number 08257455 and whose registered office is at (“OBAR Camden Holdings”).

BACKGROUND

(A)         OBAR Camden Holdings has an issued share capital of £5,162.80 divided into 97,756 ordinary shares of £0.05 each and 5,500 deferred ordinary shares of £0.05 each all of which are issued and fully paid.

(B)         OBAR Camden Holdings is the legal and beneficial owner of 100% of the issued share capital of OBAR Camden Limited.

(C)         RE and the RE Affiliates currently own 100% of shares in KOKO US Holdco which is the 100% shareholder of KOKO UK Holdco.

(D)         Pursuant to separate sale and purchase agreements dated on or about the date hereof (i) Alex Rutherford has agreed to sell to KOKO UK Holdco 46,410 ordinary shares of £0.05 each in OBAR Camden Holdings (the “First Sale Agreement”) and (ii) Hugh Doherty and Laurence Seymour have collectively agreed to sell to KOKO UK Holdco 4,936 ordinary shares of £0.05 each and 5,500 deferred ordinary shares in OBAR Camden Holdings (the “Second Sale Agreement”)- The First Sale Agreement and the Second Sale Agreement are collectively referred to as the “Purchase Transaction” and Alex Rutherford, Hugh Doherty and Laurence Seymour are collectively referred to as the “Sellers”.

(E)         Following completion of the First Sale Agreement, OB and KOKO UK Holdco will be the registered owners of the following ordinary shares of £0.05 each in the capital of OBAR Camden Holdings:

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OLIVER BENGOUGH	46,410 ordinary shares

KOKO (CAMDEN) LIMITED	46,410 ordinary shares

Hugh Doherty and Laurence Seymour will hold the following shares pending completion of the Second Sale Agreement:

HUGH DOHERTY	2,498 ordinary shares and 2,750 deferred ordinary shares

LAURENCE SEYMOUR	2,498 ordinary shares and 2,750 deferred ordinary shares

(F)         Immediately following completion under the Second Sale Agreement, Koko UK Holdco will sell to OB, and OB will purchase from Koko UK Holdco, 2,468 ordinary shares of £0.05 each and 2,750 deferred ordinary shares in OBAR Camden Holdings on the terms and conditions specified in this agreement (“OB Purchase Agreement”). Following completion of that transaction, the ownership of OBAR Camden Holdings will be:

OLIVER BENGOUGH	46,410 ordinary shares

2,750 deferred ordinary shares

KOKO (CAMDEN) LIMITED	46,410 ordinary shares

2,750 deferred ordinary shares

(G)         The Shareholders have agreed to enter into this agreement for the purpose of:

(a)          OB and KOKO UK Holdco controlling their capacity as shareholders of OBAR Camden Holdings, before and after completion of the Purchase Transaction;

(b)          agreeing on the responsibility for Transaction Expenses relation to the Purchase Transaction; and

(c)          implementing the OB Purchase Agreement between OB and KOKO UK Holdco, in a form agreed between OB and KOKO UK Holdco which shall include the assignment of ail rights acquired by KOKO UK Holdco under the Second Sale Agreement in relation to 50% of the Minority Holding.

AGREED TERMS

1.            Interpretation

1.1           The following definitions shall apply in this agreement.

Board means the board of directors of OBAR Camden Holdings and the Subsidiary as constituted from time to time.

Business Day: a day (other than a Saturday, Sunday or public holiday in the United Kingdom) when banks in the City of London are generally open for business.

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Continuing Shareholders: has the meaning given in clause 5.3 and Continuing Shareholder means any of them.

Director: means a director of OBAR Camden Hoidings and the Subsidiary.

Guarantor: has the same meaning as defined in the First Sale Agreement and the Second Sale Agreement.

JJAT: JJAT CORP., a private company limited by shares incorporated and registered under the laws of the State of Delaware.

Price Notice: has the meaning given in clause 5.4.

Sale Price: subject to clause 5.2(a), the Proposed Sale Price or, following service of a Price Notice, the price per Sale Share determined in accordance with clause 5.4.

Shareholder: each of the parties from time to time to this agreement (including any person who becomes a party by executing a deed of adherence pursuant to clause 5.8(b)) and who hold shares in OBAR Camden Holdings or the Subsidiary, together with their respective successors and assigns and Shareholders means all of them together.

Transaction Expenses: means the purchase price payable in connection with the Purchase Transaction and the transaction costs and expenses incurred by the parties in connection with the Purchase Transaction, including, without limitation, the costs and expenses as set out in accordance with the Schedule hereto and such other reasonable additional costs as may be agreed between OB and RE.

OB Director: means any Director appointed to the Board by OB.

RE Affiliates: means each of The Robert Ellin 2011 Family Trust III, Maile Moore, Robert & Nancy Ellin Family Foundation, and Robert S. Ellin Profit Sharing Plan.

RE Director: means any Director appointed to the Board by KOKO UK Holdco.

Subsidiary: means OBAR Camden Limited.

Valuers: an independent firm of accountants appointed by the Seller and by the Continuing Shareholder(s) or, in the absence of agreement between them on the identity of the expert within 30 days of the expiry of the 30 day period following service of a Price Notice, an independent firm of accountants appointed by the President, for the time being, of the Institute of Chartered Accountants of England and Wales (in each case acting as an expert and not as an arbitrator).

1.2           Clause headings do not affect the interpretation of this agreement.

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1.3           A reference to a person includes a natural person, a corporate or unincorporated body (whether or not having a separate legal personality).

1.4           A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, application or re-enactment, and includes any subordinate legislation for the time being in force made under it.

1.5           A reference to writing or written includes faxes but not e-mail.

1.6           Words in the singular include the plural and in the plural include the singular.

2.            Business of OBAR Camden Holdings

2.1           Each Shareholder shall, for as long as he holds any shares in the capital of OBAR Camden Holdings, procure (so far as is lawfully possible in the exercise of his rights and powers as a shareholder of OBAR Camden Holdings) that the business of OBAR Camden Holdings is carried on in accordance with the memorandum and articles of association as bye-laws, as the case may be, as adopted by OBAR Camden Holdings for the time being.

2.2           RE shall obtain, or shall arrange for not less than US$ 4,000,000 in financing to KOKO UK Holdco in order to fund KOKO UK Holdco’s obligation to acquire the shares of Alex Rutherford under the terms of the First Sale Agreement.

2.3           Each Shareholder intends that KOKO UK Holdco shall complete the Second Sale Agreement by acquiring the minority shareholding in OBAR Camden Holdings from Hugh Doherty and Laurence Seymour (“Minority Holding”). The payment of Transaction Expenses, including the purchase of the Minority Holding by KOKO UK Holdco, shall be funded from the first US$ 300,000 of net revenue generated by OBAR Camden Holdings or the Subsidiary after the date of the First Sale Agreement, and each of RE and OB shall take all reasonable actions as necessary to make these funds available.

2.4           Trinad and RE hereby jointly and severally agree that OB shall only become liable as Guarantor under the Purchase Transaction in the event that Trinad in its capacity as Guarantor under the Purchase Transaction fails to fund the full amount of the $4,000,000 commitment set forth in clause 2.2 to any of the Sellers pursuant to the terms of the Purchase Transaction, Trinad and RE shall indemnify, and keep indemnified, OB against all liabilities, costs, expenses, damages and losses and other reasonable professional costs and expenses suffered or incurred by OB arising out of or in connection with any claim raised by the Sellers against OB in his capacity as Guarantor under the Purchase Transaction as a direct result of Trinad’s failure to meet its financial obligations under clause 2.2. In the event that OB is required to satisfy any liability as a Guarantor as a result of the failure of KOKO UK Holdco, Trinad or RE failing to satisfy their respective obligations pursuant to the Purchase Transaction or this Agreement, without limitation to any other rights OB may have, the amount satisfied by OB as a Guarantor as a result of the failure of KOKO UK Holdco, Trinad or RE failing to satisfy their respective obligations pursuant to the Purchase Transaction or this Agreement shall remain outstanding as a promissory note due from KOKO UK Holdco to OB (the “KOKO UK Note”), which will be in a form substantially similar to the OB Note referred to below), which will mature eighteen months following its date of issue, bear interest at 8% per annum over the base rate of Barclays Bank PLC, payable semi-annually, have a cure period of 60 days and be secured by (i) KOKO UK’s shares in OBAR Camden Holdings; and (ii) Trinad’s on-going obligations pursuant to this clause 2.4.

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2.5           In the event that (i) any guarantees or security, granted to the Sellers by KOKO UK Holdco or OB; or (ii) the provisions of clause 3 of the First Sale Agreement or the Second Sale Agreement (Consequences of Failure to Pay Deferred Consideration) is enforced and this results in the sale of OBAR Camden Holdings or the Subsidiary or any of their assets, then the proceeds of such sale shall be split equally between KOKO UK Holdco and OB once KOKO UK Holdco has satisfied its commitment to contribute not less than US$ 4,000,000 in accordance with clause 2.2 of this agreement. If OB has satisfied any balance of the KOKO UK Holdco US$ 4,000,000 commitment on behalf of KOKO UK Holdco, then he shall be repaid such amount due to him from the proceeds of the sale prior to the distribution of any remaining balance equally between KOKO UK Holdco and OB.

3.           OB Share Purchase

3.1           OB and RE have agreed that the amount of any Transaction Expenses over and above US$ 4,000,000 shall be split equally between OB and RE. This business terms will be implemented pursuant to the OB Purchase Agreement, under which OB will purchase 2,468 ordinary shares of £0.05 each and 2,750 deferred ordinary shares of OBAR Camden Holdings for a purchase price equal to 50% of the Consideration payable under the Second Sale Agreement. The purchase price under the OB Purchase Agreement and 50% of the excess of Transaction Expenses over and above US$ 4,000,000 will be made in the form of a promissory note payable by OB to KOKO UK Holdco (“OB Note”). The OB Note shall be reduced by an amount equal to 50% of any payments made by OBAR Camden Holdings and/or the Subsidiary to satisfy any portion of the Transaction Expenses (including the consideration due for the Minority Holding). The OB Note will be in the form attached to the OB Purchase Agreement, will mature eighteen months following its date of issue, bear interest at 8% per annum, payable annually, have a cure period of 60 days and be secured by (i) OB’s stock in OBAR Camden Holdings and (ii) OB’s real property securing OB’s obligation as a Guarantor under the First Sale Agreement (which shall be in second position if OB’s obligation as Guarantor remains outstanding following March 31, 2014). The Shareholders agree that (i) operating revenue of OBAR Camden Holdings available for distribution will be distributed in equal parts to KOKO UK Holdco and OB to satisfy OB’s obligation on the OB Note and KOKO UK Holdco’s obligations to JJAT for Transaction Expenses and (ii) they will use their commercially reasonable efforts to obtain financing from Barclays (or any other financial institution) to permit distributions to OB and KOKO UK Holdco to satisfy the foregoing obligations and/or to use for OBAR Camden Holding’s working capital, as mutually agreed by the Shareholders.

3.2           The OB Purchase Agreement, OB Note and related security documentation shall be executed by the parties thereto concurrently with completion of the Second Sale Agreement, and shall close the transactions contemplated therein upon execution thereof.

3.3           RE agrees that OB’s shares in OBAR Camden Holdings shall not be subject to any liens or security interests securing any funding provided by RE or any third party to fund up to U.S. $4,000,000 of the Transaction Expenses.

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4.            Matters Requiring Consent of the Shareholders

Each Shareholder shall, for as long as he holds any shares in the capital of OBAR Camden Holdings, procure (so far as is lawfully possible in the exercise of his rights and powers as a shareholder of OBAR Camden Holdings) that OBAR Camden Holdings shall not, and shall procure that the Subsidiary shall not, without the prior written consent of OB and RE:

(a)          cease to be a private company or change (by whatever means) the nature of its business from the type of business conducted on or prior to the date of this agreement as varied from time to time in accordance with this clause 4(a); or

(b)          amend its memorandum and articles of association or bylaws; or

(c)          change the name of OBAR Camden Holdings or the Subsidiary; or

(d)          sell or otherwise dispose of the whole or any part of its undertaking, property, assets, or any interest in them or contract to do so whether or not for valuable consideration; or

(e)          increase, reduce, sub-divide, consolidate, redenominate, cancel, purchase or redeem any of the capital of, or allot or issue any shares or other securities in the capital of, OBAR Camden Holdings or the Subsidiary; or

(f)          alter any rights attaching to any class of share in the capital of OBAR Camden Holdings or the Subsidiary, or create any option, warrant or any other right to acquire or subscribe for any shares or other securities in the capital of OBAR Camden Holdings or the Subsidiary; or

(g)         declare any dividend or other form of distribution; or

(h)         adopt or amend any business plan; or

(i)          conduct its business otherwise than in the ordinary course of business on an arm’s length basis; or

(j)          do, permit or allow to be done any act or thing whereby OBAR Camden Holdings or the Subsidiary may be wound-up, or enter into any compromise or arrangement under the laws of any relevant jurisdiction; or

(k)         merge or amalgamate with any other company or undertaking, or acquire directly or indirectly any interest in any shares or other security convertible into shares of any other company, or form or acquire any subsidiary; or

(l)          purchase, lease or otherwise acquire assets, or any interests in assets, which in aggregate exceed the value of £15,000 or for consideration which exceeds £15,000; or

(m)        enter into any other contract, transaction or arrangement of a value exceeding £15,000; or

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(n)         borrow any money or create any mortgage, debenture, pledge, lien or other encumbrances over the undertaking or assets of OBAR Camden Holdings or the Subsidiary, or factor, assign, discount or otherwise dispose of any book debts or other debts of OBAR Camden Holdings or the Subsidiary; or

(o)         give any guarantee, make any payment or incur any obligation or act as surety otherwise than in connection with OBAR Camden Holdings’ or the Subsidiary’s ordinary business for the time being; or

(p)         lend or agree to lend, grant any credit or make any advance to any person otherwise than in the ordinary course of the business of OBAR Camden Holdings or the Subsidiary; or

(q)         remove any director appointed by a Shareholder; or

(r)          hold any meeting of the shareholders or purport to transact any business at such meeting, unless each Shareholder is present, whether in person or by proxy; or

(s)         until all Transaction Expenses shall have been paid in full, pay any compensation to RE, OB or any other Shareholder; or

(t)          make any payments (by check, wire transfer or otherwise) in excess of £15,000 [Note: approximately $25,000] to any person.

5.            Transfer of Shares

5.1           No Shareholder shall sell, transfer, assign, pledge, charge or otherwise dispose of any share or any interest in any share in the capital of OBAR Camden Holdings or the Subsidiary, except (i) the pledge of OB’s shares in OBAR Camden Holdings to secure the OB Note or (ii) or with the prior written consent of all other Shareholders.

5.2           Except for transfers to which all Shareholders give their prior written consent, no Shareholder shall transfer any shares unless he transfers all (and not some only) of the shares held by him.

5.3           A Shareholder (Seller) wishing to transfer shares in the capital of OBAR Camden Holdings (Sale Shares) shall give notice in writing (Transfer Notice) to the other parties (Continuing Shareholders) specifying the details of the proposed transfer, including the number of Sale Shares comprised within the Transfer Notice, the identity of the proposed buyer(s), the proposed price for each Sale Share (Proposed Sale Price) and each Continuing Shareholder’s proportionate entitlement to the Sale Shares, being the same proportion of the Sale Shares as the proportion that the number of ordinary shares held by him bears to the total number of ordinary shares held by the Continuing Shareholders (in respect of each Continuing Shareholder, his Entitlement).

5.4           The Continuing Shareholders (or any of them) may, by giving notice in writing (Price Notice) to the Seller at any time within 30 days of receipt of a Transfer Notice, notify the Seller that the Proposed Sale Price is too high. Following service of a Price Notice, the parties shall endeavour to agree a price for each of the Sale Shares. If the parties have not agreed such a price within 30 days of the Seller’s receipt of a Price Notice, they (or any of them) shall immediately instruct the Valuers to determine the Fair Value of each Sale Share in accordance with clause 8.

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5.5           If, following delivery to him of the Valuers’ written notice in accordance with clause 8, the Seller does not agree with Valuers’ assessment of the Fair Value of the Sale Shares, he shall be entitled to revoke the Transfer Notice by giving notice in writing to the Continuing Shareholders within 30 days of delivery to him of the Valuers’ written notice. If the Seller revokes the Transfer Notice, he is not entitled to transfer the Sale Shares except in accordance with this agreement.

5.6           Within 30 days of receipt (or deemed receipt) of a Transfer Notice or, if later, within 30 days of receipt of the Valuers’ determination of the Fair Value (and provided the Seller has not withdrawn the Transfer Notice in accordance with clause 5.5), a Continuing Shareholder shall be entitled (but not obliged) to give notice in writing (Acceptance) to the Seller stating that he wishes to purchase the Sale Shares at the Sale Price.

5.7           Completion of those Sale Shares accepted by Continuing Shareholders under clause 5.6 shall take place in accordance with clause 7.

5.8           In relation to any Sale Shares not accepted by Continuing Shareholders under clause 5.6:

(a)          the Seller shall be entitled to transfer those Sale Shares to the third party buyer identified in the Transfer Notice at a price per Sale Share not less than the Sale Price; and

(b)          the Seller shall procure that any buyer of Sale Shares that is not, immediately prior to completion of the transfer in question, a party to this agreement shall, at completion, enter into a deed of adherence with the Continuing Shareholders, agreeing to be bound by the terms of this agreement, in such form as the Continuing Shareholders may reasonably require (but not so as to oblige the buyer to have any obligations or liabilities greater than those of the Seller).

6.            Events of Default

6.1           A Shareholder is deemed to have served a Transfer Notice under clause 5.3 immediately before any of the following events of default:

(a)          his death; or

(b)          a bankruptcy order being made against him, or an arrangement or composition being made with his creditors, or where he otherwise takes the benefit of any statutory provision for the time being in force for the relief of insolvent debtors; or

(c)          he fails to remedy a material breach by him of any obligation under this agreement within 30 days of notice to remedy the breach being served by all the other Shareholders.

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6.2           The deemed Transfer Notice has the same effect as a Transfer Notice, except that:

(a)          the deemed Transfer Notice takes effect on the basis that it does not identify a proposed buyer or state a price for the shares and the Sale Price shall be the Fair Value of those shares, determined by the Valuers in accordance with clause 8; and

(b)          the Seller does not have a right to withdraw the Transfer Notice following a valuation.

7.            Completion of Share Purchase

7.1           Completion of the sale and purchase of shares under clause 5 and clause 6 of this agreement shall take place 30 days after:

(a)          the date of delivery (or deemed date of delivery) of the Transfer Notice to the Continuing Shareholders, unless the Continuing Shareholders (or any of them) have served a Price Notice under clause 5.4; or

(b)          the date of delivery of determination of the Sale Price in accordance with clause 5.4.

7.2           At such completion:

(a)          the Seller shall deliver, or procure that there is delivered to each Continuing Shareholder who is to purchase Sale Shares, a duly completed stock transfer form transferring the legal and beneficial ownership of the relevant Sale Shares to him, together with the relevant share certificate(s) (or an indemnity in lieu thereof) and such other documents as the Continuing Shareholders or OBAR Camden Holdings may reasonably require to show good title to the shares, or to enable him to be registered as the holder of the shares;

(b)          each relevant Continuing Shareholder shall deliver or procure that there is delivered to the Seller a bankers’ draft made payable to the Seller or to his order for the Sale Price for the Sale Shares being transferred to him (or such other method of payment agreed between a Continuing Shareholder and the Seller); and

(c)          if, following a sale of shares in accordance with this agreement, the Seller holds no further shares in OBAR Camden Holdings:

(i)          the Seller shall deliver, or procure that there are delivered to OBAR Camden Holdings, his resignation as a director of OBAR Camden Holdings and resignations from any directors appointed by him, such resignations to take effect at completion of the sale of the Sale Shares; and

(ii)         the Seller shall automatically cease to be a party to this agreement, but without prejudice to any rights or obligations of the Seller which accrued before such cessation (including, without limitation, his obligations under clause 15 which shall survive such cessation), including in respect of any prior breach of this agreement.

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7.3           Any transfer of shares by way of a sale under this agreement shall be deemed to include a warranty that the Seller sells the shares with full title guarantee.

7.4           If any Continuing Shareholder fails to pay the Sale Price payable by him on the due date, without prejudice to any other remedy which the Seller may have, the outstanding balance of that Sale Price shall accrue interest at a rate equal to 2% per annum above the base rate of Barclays Bank Pic from time to time.

7.5           Each of the Continuing Shareholders shall procure (so far as is lawfully possible in the exercise of his rights and powers as a shareholder of OBAR Camden Holdings) the registration (subject to due stamping by the Continuing Shareholders) of the transfers of the Sale Shares under this clause 7 and each of them consents to such transfers and registrations.

8.            Fair Value

The Fair Value for any Sale Share shall be the price per share determined in writing by the Valuers on the following bases and assumptions:

(a)          valuing each of the Sale Shares as a proportion of the total value of all the issued shares in the capital of OBAR Camden Holdings without any premium or discount being attributable to the percentage of the issued share capital of OBAR Camden Holdings which they represent;

(b)          if OBAR Camden Holdings is then carrying on business as a going concern, on the assumption that it will continue to do so;

(c)          the sale is to be on arms’ length terms between a willing seller and a willing buyer;

(d)          the shares are sold free of all restrictions, liens, charges and other encumbrances; and

(e)          the sale is taking place on the date the Valuers were requested to determine the Fair Value.

9.            Issue of Further Shares

9.1           If OBAR Camden Holdings wishes to issue further shares, each of the Shareholders shall procure (so far as is lawfully possible in the exercise of his rights and powers as a shareholder of OBAR Camden Holdings) that OBAR Camden Holdings offers, by giving written notice to each respective Shareholder, that proportion of the shares proposed to be issued which the number of ordinary shares held by that Shareholder bears to the total number of ordinary shares in issue at the time OBAR Camden Holdings gives its notice. Such offer shall state the number of shares to be issued and the price of the shares.

9.2           Each Shareholder may accept the offer by giving notice to OBAR Camden Holdings, at any time within 30 days following OBAR Camden Holdings’ notice, accompanied by a banker’s draft made payable to OBAR Camden Holdings in respect of full payment for the shares to be subscribed for.

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9.3           Any shares referred to in OBAR Camden Holdings’ offer, for which the Shareholders do not subscribe, may be issued by OBAR Camden Holdings as it thinks fit, provided that any such issue is completed within BO days after OBAR Camden Holdings’ notice of the offer.

10.          The Board

10.1         The Board has responsibility for the supervision and management of OBAR Camden Holdings and the Subsidiary and its business shall require the consent in writing of all Directors at a duly convened and held meeting of the Board.

10.2         There shall be two (2) Directors on the Board of each of OBAR Camden Holdings and its Subsidiary, in each case made up of: (i) one (1) OB Director; and (ii) one (1} RE Director.

10.3         The Board shall appoint OB and RE as co-chairmen of the Board, each to serve in such position for so long as he is a member of the Board and OB and RE shall each be appointed to all committees of the Board, to the extent permissible by law.

10.4         A party may nominate a Director, and remove a Director whom it nominated, by giving notice to OBAR Camden Holdings and the other party. The appointment or removal takes effect on the date on which the notice is received by OBAR Camden Holdings or, if a later date is given in the notice, on that date. Each party will consult with the other prior to any appointment or removal of a Director.

10.5         The parties intend that meetings of Directors shall take place at least six times each year, at any such time and place as shall be agreed unanimously among the Directors. The dates for the minimum annual Board meetings shall be agreed at the beginning of each calendar year.

10.6         The quorum at any meeting of Directors (including adjourned meetings) is one OB Director (or his alternate) and one RE Director (or his alternate).

10.7         No business shall be conducted at any meeting of Directors unless a quorum is present at all times of the meeting and at the time when there is to be voting on any business.

10.8         If a quorum is not present within 30 minutes after the time specified for a Directors’ meeting in the notice of the meeting then it shall be adjourned for one Business Day at the same time and place.

10.9         The parties shall use their respective reasonable endeavours to ensure that each meeting of the Board and each general meeting of OBAR Camden Holdings has the requisite quorum.

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10.10         Any Director may participate in a Board meeting by means of a telephone or video conference by means of which all persons participating in the meeting can hear each other throughout the duration of the meeting. Participation in such meeting shall constitute attendance and presence at the meeting for the Director so participating.

10.11         If a Shareholder sells or disposes of all or part of his shares in OBAR Camden Holdings so that, following completion of the relevant sale or disposal he holds less than 5% in nominal value of the issued ordinary share capital for the time being of OBAR Camden Holdings, he shall immediately resign any office and employment with OBAR Camden Holdings without claim for compensation.

10.12         The provisions of this clause 10 shall apply mutatis mutandis to any subsidiary of OBAR Camden Holdings.

11.          Termination

11.1         This agreement terminates immediately upon the occurrence of any of the following events:

(a)           the passing of a resolution for the winding up of OBAR Camden Holdings; or

(b)           the appointment of a receiver, administrator or administrative receiver over the whole or any part of the assets of OBAR Camden Holdings or the making of any arrangement with the creditors of OBAR Camden Holdings for the affairs, business and property of OBAR Camden Holdings to be managed by a supervisor; or

(c)           all the shares of OBAR Camden Holdings are held by one Shareholder; or

(d)           admission of the shares of OBAR Camden Holdings to trading on a public market.

11.2         Termination of this agreement shall be without prejudice to the rights or obligations of any Shareholder accrued prior to such termination, or under any provision which is expressly stated not to be affected by such termination including in respect of any prior breach of this agreement.

11.3         Following the passing of a resolution for the winding-up of OBAR Camden Holdings, the Shareholders shall endeavour to agree a suitable basis for dealing with the interests and assets of OBAR Camden Holdings and shall endeavour to ensure that:

(a)          all existing contracts of OBAR Camden Holdings are performed so far as resources permit;

(b)          no new contractual obligations are entered into by OBAR Camden Holdings; and

(c)          OBAR Camden Holdings is wound up as soon as practicable.

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11.4         The following provisions of this agreement remain in full force after termination:

(a)          this clause 11;

(a)          Clause 14 (No partnership);

(b)          Clause 15 (Confidentiality};

(c)          Clause 16 (Notices);

(d)          Clause 21 (Transaction Expenses);

(e)          Clause 22 (Whole agreement); and

(f)          Clause 25 (Governing law and jurisdiction).

12.          Accounting

12.1         The parties shall procure that OBAR Camden Holdings shall at all times maintain accurate and complete accounting and other financial records including all corporation tax computations and related documents in accordance with the requirements of all applicable laws and International Financing Reporting Standards (“IFRS”) or U.S. Generally Accepted Accounting Principals, as applicable.

12.2         Each party and its authorised representatives shall be allowed access at all reasonable times to examine the books and records of OBAR Camden Holdings.

12.3         The parties agree that OBAR Camden Holdings shall supply each party with the financial information necessary to keep the party informed about how effectively the business is performing and in particular shall supply each party with a copy of each year’s business plan for approval in accordance with clause 3.

12.4         Each party shall be entitled to require that OBAR Camden Holdings shall as soon as possible ensure compliance with such a request, to provide any documents, information and correspondence necessary (at the cost of the party making the request) to enable the relevant party to comply with filing, elections, returns or any other requirements of any applicable revenue or tax authority.

12.5         Subject to (i) clause 3, (ii) after taking into account treasury needs of OBAR Camden Holdings with respect to budget forecasts and sufficient working capital and (iii) OB’s obligations under the OB Note, each of the Shareholders shall exercise all such rights and powers as are available to them to procure that the full amount of OBAR Camden Holdings’ profits available for distribution in respect of each financial year during the term of this agreement is distributed in pro-rata cash by OBAR Camden Holdings to the Shareholders by way of dividends within six weeks of the end of the financial year.

12.6         In respect of each calendar year, OBAR Camden Holdings shall deliver to each of the Shareholders the following information:

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(a)          annual audited accounts within 15 days of completion;

(b)          monthly management financial reporting on the basis of a monthly accounting close with budget reconciliation;

(c)          accounting close consolidation package with 15 days following the end of each of March, June, September and October.

13.          Status of this Agreement and the Parties’ Obligations

13.1         Each Shareholder shall exercise all voting rights and other powers of control lawfully available to him as a shareholder of OBAR Camden Holdings so as to procure that, at all times during the term of this agreement, the provisions of this agreement are duly and promptly observed and given full force and effect according to its spirit and intention.

13.2         If any provisions of the memorandum and articles of association of OBAR Camden Holdings at any time conflict with any provisions of this agreement, this agreement shall prevail as between the parties to it and each of the Shareholders shall, whenever necessary, exercise all voting and other rights and powers lawfully available to him as a shareholder of OBAR Camden Holdings so as to procure the amendment, waiver or suspension of the relevant provision of the memorandum and articles of association to the extent necessary to permit OBAR Camden Holdings and its affairs to be administered as provided in this agreement.

14.          No Partnership

The Shareholders are not in partnership with each other, nor are they agents of each other.

15.         Confidentiality

Each Shareholder undertakes that he shall not at any time after the date of this agreement (or, if later, the date he became a party to it) use, divulge or communicate to any person (except to his professional representatives or advisers or as may be required by law or any legal or regulatory authority) any confidential information concerning the terms of this agreement, the business or affairs of the other Shareholders or OBAR Camden Holdings which may have (or may in future) come to his knowledge, and each of the Shareholders shall use his reasonable endeavours to prevent the publication or disclosure of any confidential information concerning such matters.

16.          Notices

16.1         Any notice given under this agreement shall be in writing and shall be delivered by hand, transmitted by email, or sent by pre-paid first class post, recorded delivery post or international courier to the address of the party as set out in clause 14.2, or to such other address notified to the other parties (provided that, in the case of email transmission, a successful email alert is received confirming successful delivery of such email). A notice delivered by hand is deemed to have been received when delivered (or if delivery is not in business hours, 9.00 am on the first Business Day following delivery). A correctly addressed notice sent by pre-paid first class post or recorded delivery post shall be deemed to have been received 9.00 am on the second Business Day after posting or at the time recorded by the delivery service. A correctly addressed notice sent by international courier shall be deemed to have been received at the time recorded by the courier service. In the case of email, any such notice shall be deemed to have been received at the time of receipt of the email notification alerting the sender that the e mail has been successfully delivered.

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16.2        The addresses for service of notices are:

(a)          OB:

(i)

(ii)

(iii)

(b)          KOKO UK Holdco:

(i)

(ii)

(iii)

(c)          RE:

(i)

(ii)

(iii)

(d)          Trinad:

(i)

(ii)

(iii)

(e)          OBAR Camden Holdings:

(i)

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(ii)

(iii)

(iv)

17.          Power of Attorney [Omitted]

18.          Severance

18.1         If any provision (or part of a provision) of this agreement is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

18.2         If any invalid, unenforceable or illegal provision would be valid, enforceable and legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the parties.

19.          Variation and Waiver

19.1         Any variation of this agreement shall be in writing and signed by or on behalf of all the parties for the time being.

19.2         No failure or delay by a party to exercise any right or remedy provided under this agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall preclude or restrict the further exercise of that or any other right or remedy.

19.3         Unless specifically provided otherwise, rights and remedies arising under this agreement are cumulative and do not exclude rights and remedies provided by law.

20.          Assignment

20.1         No person may assign, or grant any encumbrance over, or deal in any way with, any of his rights under this agreement or any document referred to in it, or purport to do any of the same, without, in each case, the prior written consent of all the parties for the time being.

20.2         Each person that has rights under this agreement is acting on his own behalf.

21.          Transaction Expenses

21.1         Each Shareholder shall pay his own costs relating to the negotiation, preparation, execution and implementation by him of this agreement.

21.2         If a payment due from either party under this clause is subject to tax (whether by way of direct assessment or withholding at its source), the other party shah be entitled to receive from the party obligated to make the payment such amounts as shall ensure that the net receipt, after tax, to recipient in respect of the payment is the same as it would have been were the payment not subject to tax.

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22.          Entire Agreement

22.1         This agreement constitutes the whole agreement between the parties and supersedes any previous arrangement, understanding or agreement between them relating to the subject matter they cover.

22.2         Each party acknowledges that, in entering into this agreement, he does not rely on, and shall have no remedy in respect of, any statement, representation, assurance or warranty of any person other than as expressly set out in this agreement or those documents.

22.3         Nothing in this clause 22 operates to limit or exclude any liability for fraud.

23.          Third Party Rights

A person who is not a party to this agreement shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement.

24.         Counterparts

This agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute an original of that agreement, but all the counterparts shall together constitute the same agreement. No counterpart shall be effective until each party has executed at least one counterpart.

25.         Governing Law and Jurisdiction

25.1         This agreement and any disputes or claims arising out of or in connection with its subject matter or formation (including non-contractual disputes or claims} are governed by and construed in accordance with the laws of England.

25.2         The parties irrevocably agree that the courts of England have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

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